EXHIBIT 16
September 27, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Cistera Networks, Inc.
Commission File No. 0-17304
We have read the statements that we understand Cistera Networks, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.
We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Respectfully submitted,
/s/ Robison, Hill & Co.
Robison, Hill & Co.